Exhibit 10.40

MUTUAL SETTLEMENT AND RELEASE OF CLAIMS

This Mutual Settlement and Release Agreement (the “Agreement”) is made by and between Shell Oil Company (“Shell”) and Resolution Performance Products LLC (“RPPLLC”), sometimes collectively referred to herein as the “Parties” and individually referred to as a “Party.”

WITNESSETH:

WHEREAS, Shell and RPPLLC (formerly known as Shell Epoxy Resins LLC) entered into an Environmental Agreement dated as of November 1, 2000 (the “US Environmental Agreement”);

WHEREAS, Shell and RPPLLC have been in discussions to provide certainty and resolution in connection with certain indemnity provisions and obligations as set forth in the US Environmental Agreement;

WHEREAS, Shell now desires to make a lump sum payment to RPPLLC, which payment is to be accepted by RPPLLC as being in full and final discharge of certain past and future indemnity obligations of Shell and/or any Shell Affiliate to RPPLLC as provided in Section 2.1(D), Section 2.4 and Schedule 5 of the US Environmental Agreement and also in full and final settlement of each and every claim made by RPPLLC in connection with the projects listed on Attachments 1 and 2 hereto;

WHEREAS, RPPLLC now desires to settle and release Shell and/or any Shell Affiliate from such specified past and future indemnity obligations contained in Section 2.1(D), Section 2.4 and Schedule 5 of the US Environmental Agreement and from any claims relating to the projects listed on Attachments 1 and 2 hereto;

WHEREAS, Shell now desires to finally and completely settle and release RPPLLC from any and all obligations and responsibilities of RPPLLC to Shell associated or in connection with the projects listed on Attachments 1 and 2 hereto.

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows:

1.
Unless the context otherwise requires, terms used and not defined herein shall have the meanings set forth either in Schedule A to the Master Sale Agreement dated as of September 10, 2000 between Shell and RPPLC (as amended by a certain Amendment No. 1 to Sale Agreement, Human Resources Agreement and Seller Disclosure Letter between the Parties dated as of November 14, 2000) or in the Environmental Agreement, as the case may be.

2.
For and in consideration of the sum of Nine Million Seven Hundred Eight Thousand Dollars ($9,708,000.00) to be paid by Shell, on or before November 27, 2002 in immediately available funds via wire transfer in accordance with the wiring instructions specified below, the receipt and sufficiency of which are hereby acknowledged by RPPLLC, RPPLLC for itself, its Affiliates, its parent and/or subsidiary companies, its representatives, including without limitation agents, employees, servants, directors, officers, attorneys, successors and assigns (hereinafter together with RPPLLC referred to collectively as “Releasors”), jointly and severally, shall fully, irrevocably and forever release and discharge Shell, its Affiliates, its parent and/or subsidiary companies, its representatives, including without limitation, agents, employees, servants, directors, officers, attorneys, successors and assigns (hereinafter referred to collectively as “Releasees”), and each of them, from and against any and all claims, demands, sums of money, actions, rights, causes of action, obligations and liabilities which any of the Releasors may have or assert to have pursuant to the US Environmental Agreement, which arise out of or are directly connected with or related to:

A.	Listed US Compliance Issues as set forth in Section 2.4 and Schedule 5 of the US Environmental Agreement and in Attachment 1 hereto (the “US Compliance Issues”); and

B.
Indemnification obligations for all preexisting Non-Compliance Issues pursuant to Section 2.1(D) of the US Environmental Agreement of all past or future claims that have been made or could be made, including but not limited to those projects listed on Attachment 2 hereto (the “Unlisted US Non-Compliance Issues”).

The wiring instructions for Shell’s payment of the sum specified above are as follows:

Bank:	Citibank, N.A. New York, New York
ABA Number:	021000089
Account Number:	30480009
For the Benefit of:	Resolution Performance Products LLC

3.	RPPLLC agrees that it shall be solely responsible and liable for the execution and completion of the projects as described in 2.A. and 2.B. above and in Attachments 1 and 2 hereto.

4.
Shell agrees that this Agreement is a final and complete settlement and hereby releases RPPLLC from any and all of RPPLLC’s obligations and responsibilities whatsoever to Shell associated or in connection with the projects as described in 2.A. and 2.B. above and in Attachments 1 and 2 hereto for those obligations and responsibilities set forth in Section 2 (Seller’s Indemnification Obligation, including any restrictions and limitations thereto), Section 4 (Indemnification Procedures and Calculation, including any reduction for Tax Benefits received), Section 6 (Procedures for Remediation, including Shell’s audit rights and remedies), Section 7 (Standard of Remediation Activities) and Section 8 (Access to Records; Furnishing Information) of the US Environmental Agreement.

5.
RPPLLC agrees that this Agreement is a final and complete settlement and hereby releases Shell from any and all of Shell’s obligations and responsibilities whatsoever to RPPLLC associated or in connection with the projects as described in 2.A. and 2.B. above and in Attachments 1 and 2 hereto for those obligations and responsibilities set forth in Section 2 (Seller’s Indemnification Obligation, including any restrictions and limitations thereto), Section 4 (Indemnification Procedures and Calculation), Section 6 (Procedures for Remediation, including RPPLLC’s audit rights and remedies), Section 7 (Standard of Remediation Activities) and Section 8 (Access to Records; Furnishing Information) of the US Environmental Agreement.

6.
Except as specifically set forth in this Agreement, all other terms and provisions of the US Environmental Agreement, and any other agreement between the Parties, shall remain unchanged and in full force and effect.

7.
No party to this Agreement may transfer or assign, directly or indirectly, by operation of law or otherwise, any of its rights or obligations under this Agreement without the prior written consent of the other Parties.

8	This Agreement shall be governed by the laws of the State of New York, and any dispute arising out of this Agreement will be settled by arbitration as provided in the US Environmental Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date set forth underneath their respective signatures.

SHELL OIL COMPANY

By:    /S/    RAYMOND T. COLLINS

Name:    Raymond T. Collins                         (Printed)

Title:    Global Divestments Manager, Shell Chemical L.P.

Date:    11/26/2002

RESOLUTION PERFORMANCE PRODUCTS LLC

By:    /S/    MARVIN O. SCHLANGER

Name:    Marvin O. Schlanger                        (Printed)

Title:    Chairman

Date:    November 25, 2002

Attachment 1 – Summary of Listed US Compliance Issues

Project Description	Location

Listed U.S. Compliance Issues – Schedule 5 of the US Environmental Agreement

C-Plant Sewer within the battery limits: Integrity Assessment, including resulting upgrades and replacement.	Deer Park

BPA Wastewater and Stormwater Controls, including any studies, process modifications and/or upgrades at the source area and the treatment plant. A “Post-Close Exceedance” shall be deemed to have occurred if: (i) There are a total of two or more exceedances over toxicity limits currently applicable to the wastewater effluent discharge from SET in any one quarter or any two consecutive quarters during the period between April 30 2000 and April 30, 2002 (ii) Such exceedances are due to the presence of BPA in the wastewater effluent discharge from SET
Deer Park

ECH Tank Vents Permitting (Permitting of Grandfathered Tanks), including routing tank vents to the OXY Incinerator and/or the installation of other engineering and associated instrumentation controls, including floating roofs.
Deer Park

BPA Rail Car Area Upgrade-Truck and Rail Car Loading Fire Prevention, including modifications necessary to limit BPA exposure to employees and/or other persons and fire risk.	Deer Park

Compliance with Process Safety Management (PSM) standards with respect to Process Hazards Analyses (PHA) mitigation and abatement, including, but not limited to, reactive hazards analyses and abatement for EPON-5 and all other PSM covered processes.
Deer Park

Compliance Agreement being negotiated with the TNRCC relating to LDAR program.	Deer Park

Works in relation to Tanks Vents for ERU5, including, but not limited to (i) LDAR program enhancement and annual monitoring costs, (ii) works associated with routing tanks to ERU5 scrubber, and/or (iii) ERU5 scrubber upgrades and/or modifications, and/or (iv) any associated fines and penalties
Deer Park

The RCRA Incinerator Permit Renewal and Compliance with MACT Standards as promulgated prior to Closing.	Norco

The Notice of Violation Potential Penalty letter received on December 21, 1998 from the Louisiana Department of Environmental Quality regarding the leak detection and repair (LDAR) program.	Norco

Electrical Improvements to C-Unit.	Norco

Compliance with PSM standards with respect to PHA analyses and abatement, including, but not limited to, reactive hazards analyses and abatement for HPRU Continuous, HPRU Batch and Tanks and C-Unit, and all other PSM covered processes.
Norco

Project Description	Location

Compliance with PSM standards with respect to PHA mitigation and abatement, including but not limited to protective instrumentation measures, tank vents and valve actuators, and reactive hazards analyses and abatement for all other PSM covered processes.
Argo

Installation of new drum transport system (elevator) and associated mechanized off-loading system.	Argo

Fall protection for Tank Car, Tank Truck, Hopper Car and Isotaner Car loading.	Argo

Compliance with any applicable OSPSF pre-treatment effluent guidelines for water discharges from the Argo Resins facilities.	Argo

Compliance with the Batch Process Rule and continuous temperature monitoring requirements set forth in the August 3, 2000, Title V Permit issued by the Illinois Environmental Protection Agency, including, but not limited to, the installation of permanent temperature monitoring measures, the costs associated with obtaining a permit modification and/or the installation of additional cooling capacity and/or such alternative response as may be required.
Argo

Compliance with PSM standards with respect to PHA mitigation and abatement, including but not limited to reactive hazards analyses and abatement for Reactors 1, 3 and 4 and all other PSM covered processes.
Lakeland

Tank Truck Storage Area Spill Containment (comprising only works in relation to Area 39)	Lakeland

Compliance with Toxic Substances Control Act matters related to the EPA inventory and pre-manufacture notification, including any fines and penalties associated therewith.	All Domestic Facilities

Attachement 2 – Summary of Unlisted US Non-Compliance Issues

Project Description	Location

Steam Condensate/Stormwater Discharge	Argo

Unpermitted emission of chlorinated compounds from Dow SHAC process and inaccurate flare permit	Norco

Incomplete/inaccurate Title V application for hazardous waste incinerators	Norco

Incomplete/inaccurate Title V application for C-unit	Norco

Fall Protection	Deer Park

Faulty vent temperature probe in BPA unit	Deer Park

Fall Protection	Norco